UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2020

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36856	46-2783806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall Street, First Floor Edison, NJ 08837	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 902-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HEPA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.     Entry into a Material Definitive Agreement.

On November 24, 2020, Hepion Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc., as the representative (the “Representative”) of the underwriters listed therein (collectively, the “Underwriters”), with respect to an underwritten public offering (the “Offering”) of 20,000,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”) at a public offering price of $1.50 per share. The Company has also granted the Representative a 45-day option to purchase up to 3,000,000 additional shares of common stock to cover over-allotments. On November 25, 2020, the Representative exercised the over-allotment in full.

The Shares were offered by the Company pursuant to a registration statement on Form S-1 (No. 333- 249724) previously filed with the U.S. Securities and Exchange Commission (the "SEC") and subsequently declared effective on November 24, 2020. The Offering is expected to close on or about November 30, 2020, subject to customary closing conditions.

The net proceeds to the Company from the Offering are expected to be approximately $31.7 million, after deducting underwriting discounts and commissions and estimated Offering expenses. The Company intends to use the net proceeds from the Offering to fund research and development activities, as well as for working capital and other general corporate purposes.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. All of the Company’s directors and executive officers and their affiliated entities have agreed, subject to certain exceptions, not to sell or transfer any shares of Common Stock for 6 months, and the Company has agreed not to sell or transfer any shares of Common Stock for 3 months, without first obtaining the written consent of the Representative.

The underwriters and their affiliates have, from time to time, provided and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees.

The foregoing description of the Underwriting Agreement is not complete, is subject to and qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 8.01.    Other Events.

On November 24, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 24, 2020
99.1	Pricing Press Release, dated November 24, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEPION PHARMACEUTICALS, INC.

Date: November 27, 2020	By:	/s/ Robert Foster
Robert Foster
Chief Executive Officer